Filed Pursuant to Rule 433

Registration No. 333-112708

BANK OF AMERICA CORPORATION

$1,500,000,000

Floating Rate Callable Senior Notes, due March 2009

FINAL TERM SHEET

Dated March 21, 2006

Issuer:	Bank of America Corporation

Ratings:	Aa2 (Moody’s)/AA- (S&P)/AA- (Fitch)

Aggregate Principal Amount:	$1,500,000,000

Issue Price:	100.00%

Trade Date:	March 21, 2006

Settlement Date:	March 24, 2006

Maturity Date:	March 24, 2009

Interest Rate:	3-Month LIBOR (Telerate) plus 1 basis point. If not called on first call date (September 24, 2007), then interest rate increases to 3-month LIBOR (Telerate) plus 12 basis points.

Interest Payment Dates:	March 24, June 24, September 24 and December 24 of each year, beginning June 24, 2006

Day Count:	Actual/360

Call Date:	September 24, 2007 (first call date), then on each interest payment date thereafter.

Call Price:	100.00

Call Notification:	Notice of redemption will be mailed to the holders of the notes to be redeemed not less than 15 days nor more than 60 days prior to the redemption date.

Coupon Determination Date:	Two London business days preceding the settlement.

Lead Managers:	Banc of America Securities LLC

Co-Managers:	Guzman & Company Loop Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Bank of America Corporation or the lead underwriter will arrange to send you the prospectus if you request it by contacting Bank of America Corporation, Corporate Treasury – Securities Administration, at (704) 386-5972, or Banc of America Securities LLC, toll free at 1-800-294-1322. You may also request a copy by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.